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

                                                           EXHIBIT 11
                        ROBERTSON-CECO CORPORATION
              COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
              -----------------------------------------------
                   (Thousands, except per share amounts)
                                (Unaudited)


                                                         Three Months Ended
                                                         March 31
                                                         ---------------------
                                                  1994         1993
                                                            ---------  --------
PRIMARY:
   Income (loss) from
     continuing operations . . . . . . . . . .  $ (5,511)    $ (8,615)
   Less dividends on preferred
     stock . . . . . . . . . . . . . . . . . .       -             56
                                                --------     --------

     Total primary earnings (loss) . . . . . .  $ (5,511)    $ (8,671)
                                                ========     ========
   Average number of shares of
     common stock outstanding. . . . . . . . .    15,773          881
                                                ========     ========

   Primary earnings (loss)
     per common share. . . . . . . . . . . . .  $   (.35)    $  (9.85)
                                                ========     ========


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